Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

TippingPoint Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-35146 and No. 333-68280) on Form S-8 and Registration Statement No. 333-111266 on Form S-3 of TippingPoint Technologies, Inc. of our report dated April 2, 2004, with respect to the balance sheets of TippingPoint Technologies, Inc. as of January 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for the years ended January 31, 2004 and 2003, the month ended January 31, 2002 and the year ended December 31, 2001, which report appears in the January 31, 2004 annual report on Form 10-K of TippingPoint Technologies, Inc.

/s/ KPMG LLP

Austin, Texas

April 20, 2004